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                                  EXHIBIT 3(1)


                                   CONVENTION


ENTRE: L'UNIVERSITE LAVAL, corporation dument constituee ayant son siege social a Sainte-Foy, representee aux fins des presentes par monsieur Denis Gagnon, Dument autorise en vertu d'une resolution du conseil d'administration de l'Universite, ci-apres appelee

                     (l'UNIVESITE)

ET: NEURO-BIOTECH INC., corporation corporation dument constituee ayant son siege social au 3370, rue De La Chesnaie, Sainte-Foy (Quebec) G1X 2E7, representee aux fins des presentes par madame Andree G. Roberge, Presidence, dument autorisee, ci-apres appele

                     (COMPAGNIE)

ET: MADAME ANDREE G. ROBERGE, domiciliee et residant au 3370, rue De La Chesnaie, Sainte-Foy (Quebec) G1X 2E7

ET: MONSIEUR MICHEL CHAREST, domicilie et residant au au 1, Montee des Hirondelles, Chateau-Richer (Quebec) G0A 1N0

                     ci-apres appeles

                     (INTERVENANTS)


         ATTENDU QUE les INTERVENANTS ont, dans le cadre d'activites professionnelles conduites a l'UNIVERSITE, concu et developpe une technologie, notamment, mais sans limiter la generalite de ce qui suit, dans le domaine biomedical relie au diagnostic due systeme neuro-condcrino-immunitaire, laquelle technologie ayant amene et pouvant amener au developpement de trousses diagnostiques visant a evaluer specifiquement et directement, dans le sang et les tissus biologiques, les mecanismes du stress et de la reponse du systeme nerveux sympathique et de l'axe hypothalamo-hypophyso-surrenalien chez l'humain.

         ci-apres appele (la TECHNOLOGIE)


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         ATTENDU QU'en vertu de ses reglements et politiques, l'UNIVERSITE detient les droits sur la propriete intellectuelle relative a la TECHNOLOGIE.

         ATTENDU QUE la COMPAGNIE desire, entre autres, developper, exploiter et commercialiser la TECHNOLOGIE et entend deposer et detenir les droits sur une demande de brevet concernant la TECHNOLOGIE;

         ATTENDU QUE la COMPAGNIE, est desireuse d'acquerir irrevocablement tous les droits que l'UNIVERSITE peut avoir sur la proprete intellectuelle relative a la TECHNOLOGIE;

         ATTENDU QUE l'UNIVERSITE est desireuse de transferer et ceder tous les droits qu'elle detient sur la propriete intellectuelle relative a la TECHNOLOGIE;

         ATTENDU QUE l'UNIVERSITE a la capacite de conclure la presente convention et d'executer les obligations qui lui incombe;

EN CONSEQUENCE DE CE QUI PRECEDE LES PARTIES AUX PRESENTES CONVIENNENT ENTRE ELLES DE CE QUI SUIT:

1.       Le Preambule des presentes fait partie integrante de ladite convention;

2. Sous reserve des dispositions de l'article 3, l'UNIVERSITE vend, transfere et cede, par les presentes, a la COMPAGNIE la propriete intellectuelle et tous ses droits, titres et interets se rattachant a la TECHNOLOGIE, ceci incluant les droits dans les demandes de brevets en instance, droits d'auteur, secrets de commerce, marques de commerce et toute information, confidentielle ou non, decoulant des travaux et resultats relatifs a son developpement;

3. En consideration de la vente, cession et du transfert plus amplement decrit au paragraphe precedent, la COMPAGNIE versera a l'UNIVERSITE une redevance forfaitaire de vingt mille dollars (20,000$), laquelle redevance forfaitaire sera payable une fois la mise en place du financement prive recueilli par la COMPAGNIE;

4. En plus de la redevance forfaitaire decrite au paragraphe 3 des presentes, la COMPAGNIE s'engage a verser a l'UNIVERSITE une redevance continue de trois et demi pour cent (3.5%) du prix de vente par la COMPAGNIE ou par toute tierce entreprise a qui la COMPAGNIE aurait confie une sous-licence de fabrication ou d'utilisation qui a trait a la TECHNOLOGIE, telle redevance etant applicable a tout produit issu de la TECHNOLOGIE et ce, jusqu'a un montant maximum cumulatif de trois millions de dollars (3,000,000$), apres quoi, aucune redevance n'nura u etre versee a l'UNIVERSITE;

5. Les redevances continues visees au paragraphe 4 sont payables une (1) fois l'an, au plus tard trente (30) jours apres la production des etats financiers de la COMPAGNIE, accompagnes de rapports de redevances produits par les experts comptables de la COMPAGNIE;


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6.       Il est par ailleurs entendu entre les parties que la COMPAGNIE n'a pas a payer de redevances sur les echantillons de trousses ou de produits qu'elle distribue pour fins promotionnelles de meme qu'elle n'a pas a payer de redevances sur les retours de marchandies, sur les rabais, ristournes et escomples accordes directement ou par voie de note de credit et sur les marchandises vendues mais impayees (cheque sans provision, collection, litige et transaction);

7. Les INTERVENANTS renoncent a tout benefice et a toute part de redevance percue par l'UNIVERSITE et renoncent a exiger de cette derniere toute compensation financiere de quelque nature que ce soit relative a l'arrangement conclu en vertu des presentes entre l'UNIVERSITE et la COMPAGNIE, et aux benefices qui pourraient en decouler pour l'UNIVERSITE;

8. La COMPAGNIE tiendra l'UNIVERSITE indemne et a couvert des reclamations, dommages-interets, pertes, frais ou depenses pouvant resulter ou decouler de pertes, pretendues ou reelles, subies par des tiers ou de dommages, pretendus ou reels, causes a des tiers ou qui peuvent etre presentes comme ayant ete causes ou subis en consequence de la fabrication, l'utilisation et la venie de la TECHNOLGIE par la COMPAGNIE;

9. L'UNIVERSITE reconnait par les presentes que la TECHNOLOGIE faisant l'objet des presentes renferme des informations et secrets industriels et sont par consequent confidentiels, et, en consequence, l'UNIVERSITE reconnait que la divulgation non-autorisee de ces informations et secrets industriels peuvent causer des dommages serieux a la COMPAGNIE. Consequement, l'UNIVERSITE s'engage envers la COMPAGNIE a deployer ses meilleurs efforts pour empecher des tiers de prendre connaissance desdites informations et secrets industriels relativement a la TECHNOLOGIE et s'engage egalement a prendre toutes les mesures necessaires pour empecher la divulgation non-autorisee desdites informations et secrets industriels ou de donnees confidentielles par tout employe(e) de l'UNIVERSITE;

10. Les parties s'engagent a signer tous documents utiles ou necessaires afin de donner plein effet a la presente convention;

11. La presente convention constitue l'integralite et la totalite et la totalite de l'entente intervenue entre les parties et aucun autre document, aucune autre entente ou promesse anterieure ou concommittante n'est admise pour modifier ou affecter de quelque facon que ce soit les termes de la presente convention.


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         EN FOI DE QUOI, les parties aux presentes ont signe ce 21 ieme jour de mars 1997.


POUR L'UNIVERSITE LAVAL                        POUR LA COMPAGNIE NEURO-
                                               BIOTECH INC.


_________________________________              _________________________________
Denis Gagnon                                   Andree G. Roberge
Vice-recteur a la recherche                    Presidente




                                  INTERVENTION

         Interviennent a la presente madame Andree G. Roberge et monsieur Michel Charest, lesquels reconnaissent qu'ils sont co-inventeurs de la TECHNOLOGIE, qu'ils ont pris connaissance des conditions relatives a la presente convention, qu'ils en acceptent les termes et qu'ils s'y conformeront.



LES INTERVENANTS;                              _________________________________
                                               Andree G. Roberge



                                               _________________________________
                                               Michel Charest








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